Exhibit 10.61

CLARIFYING AMENDMENT TO THE
ENERGIZER HOLDINGS, INC.
EXECUTIVE HEALTH PLAN
FOR ACTIVE EMPLOYEES

Energizer Holdings, Inc. (the "Company") established the Energizer Holdings, Inc. Executive Health Plan (the "Plan"), effective as of April 1, 2000, to provide medical, dental and vision benefits for eligible employees and their eligible dependents and eligible retirees.
The Plan was amended and restated in its entirety effective as of March 28, 2003.
The Compensation Committee of the Company by resolution dated October 9, 2006 determined that the Plan should not be offered to new participants. The Plan document was not amended to reflect this change. However, effective from and after October 9, 2006, the Chief Executive Officer of the Company has complied with the resolution and has not designated any individual as a Covered Employee for purposes of the Plan.
The Plan was amended and restated effective as of January 1, 2009 but the freeze in participation was not incorporated into that restatement.
The Plan was amended effective as of January 1, 2011 to create a separate stand-alone plan for retired employees and to rename the Plan the Energizer Holdings, Inc. Executive Health Plan for Active Employees ("Active Plan").
The Energizer Plans Administrative Committee appointed by the Company ("EPAC") is authorized to amend the Active Plan as it may deem appropriate.
EPAC now wishes to memorialize the October 9, 2006 Compensation Committee resolution freezing participation in the Plan by amending the current Active Plan document and by adopting a corresponding amendment to the stand-alone executive health plan document for retired employees and to make such other changes as necessary to reflect the adoption of the stand-alone retiree executive health plan.
NOW, THEREFORE, the Active Plan is amended effective as of October 9, 2006, except as otherwise provided below, as follows:
1.    Section 1.4 is amended to read in its entirety as follows:
1.4    "Covered Employee" means any individual who is participating in the Plan on October 9, 2006 and whose coverage is not otherwise terminated as provided in Article IX.

2.    Section 1.6 is amended, effective as of January 1, 2011, to read in its entirety as follows:
1.6    "Covered Individual" is a Covered employee or a Dependent of a Covered Employee.

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3.    Section 1.11 is amended, effective as of January 1, 2011, to read in its entirety as follows:
1.11    "Plan" means the Energizer Holdings, Inc. Executive Health Plan for Active Employees.

4.    Section 1.12 is amended, effective as of January 1, 2011, to delete said Section in its entirety.
5.    Section 2.1 is amended to read in its entirety as follows:
2.1    A Covered Individual under the Plan on October 9, 2006 shall continue to be a Covered Individual under the Plan, subject to the termination of coverage provisions in Article IX. No individual shall become a Covered Employee after October 9, 2006.

6.    Section 2.2 is amended, effective as of January 1, 2009, to read in its entirety as follows:
2.2    A Retired Employee who is a Covered Individual in the Plan on December 31, 2008 shall continue to be a Covered Individual under the Plan on January 1, 2009, subject to the termination of coverage provisions. Any other Retired Employee shall be eligible for coverage under the Plan only after meeting the requirements of Section 1.12.

7.    Sections 2.2, 2.3 and 2.5[sic] are deleted in their entirety, effective as of January 1, 2011, and the following is inserted in lieu thereof:
2.2    A Covered Employee must participate in the Energizer Health Care Program for Active Colleagues as a prerequisite for Plan participation; provided, however, Covered Employees employed by a foreign affiliate of a Participating Employer who are not U.S. citizens must be covered by the available overseas health coverage or the Energizer Health Care Program for Active Colleagues as a prerequisite for Plan participation.

8.    Sections 3.2 and 3.3 are deleted in their entirety and the following is inserted in lieu thereof:
3.2    The surviving spouse of a Covered Employee who dies prior to retirement must pay premiums equal to those being charged to Covered Employees participating in the Energizer Health Care Program until the date on which the deceased Covered Employee would have been 65 years old. A surviving child who continues to meet the eligibility requirements for a Dependent under this Plan is also subject to the same contribution requirements.
9.    Article IV is amended to read in its entirety as follows:
The effective date of coverage for a Covered Individual is the date the Covered Individual is first eligible to participate in the Plan.
10.    Article VII is amended, effective as of January 1, 2011, to delete said Article in its entirety.
11.    Section 8.9 is amended, effective as of January 1, 2011, to read in its entirety as follows:
8.9    Insurance premiums for hospitalization, medical, dental or vision care; or for pre-paid medical, dental or vision care. Included in this exclusion are premiums paid for participation in the Energizer Health Care Program for Active Colleagues or the Energizer Health Care Program for Retired Colleagues.
12.    Article XII is amended, effective as of January 1, 2011, to read in its entirety as follows:

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If a Covered Employee becomes "disabled", benefits will be payable subject to the applicable maximum and other provisions and exceptions of the Plan for Covered Expenses incurred as a result of the injury or sickness causing such disability provided that:
12.1    In no event shall benefits be payable for charges for Covered Expenses rendered or received more than 24 months after the date such disability occurs, or the termination of the Plan, whichever is earlier.
12.2    He/she remains continuously disabled from the same cause until the date the Covered Expenses are incurred.
12.3    He/she does not become covered under any other group policy or plan, including any group basis service or prepayment plan, which entitles him/her to receive benefits for the injury or sickness causing the disability.
For purposes of this Plan, a Covered Employee shall be deemed to be disabled if such individual is incapable of performing the material and substantial duties of his/her regular occupation due to physical or mental sickness or injury.
13.    The introductory paragraph of Section 13.1 is amended, effective as of April 20, 2005, to read in its entirety as follows:
The Plan shall use and disclose protected health information ("PHI") and electronic PHI (as defined in 45 CFR §160.103) in accordance with the uses and disclosures required and permitted by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the regulations thereunder and the Energizer Health Care Program HIPAA Policies and Procedures. This includes, but is not limited to the following uses and disclosures by the Plan:
14.    New subparagraphs (l), (m), (n) and (o) are added to the end of Section 13.4 immediately following subparagraph (k), effective as of April 20, 2005, to read in their entirety as follows:

(l)
Implement administrative, technical and physical safe-guards that reasonably and appropriately protect the confidentiality, integrity and availability of electronic PHI that it creates, receives, maintains, or transmits on behalf of the Plan;

(m)	Ensure that the adequate separation required by HIPAA and Section 13.5 of the Plan is supported by reasonable and appropriate security measures;

(n)	Ensure that any agents, including a subcontractor, to whom it provides electronic Plan PHI agrees to implement reasonable and appropriate security measures to protect the electronic Plan PHI; and

(o)	Report to the Plan's Security Officer any security incident, as defined in 45 CFR §164.304, of which it becomes aware.
15.    Section 13.5(a) is amended, effective as of April 20, 2005, to read in its entirety as follows:

(a)	In accordance with HIPAA, only the individuals whose positions or functions are described in the Energizer Health Care Program HIPAA Policies and

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Procedures shall be given access to PHI. The provisions of such Policies and Procedures that set forth such individuals with access to PHI, are hereby incorporated by reference and the Privacy Officer is hereby authorized to make any necessary amendments to such provisions without further action on the part of the Company.

IN WITNESS WHEREOF, EPAC has caused this Clarifying Amendment to the Active Plan to be executed on behalf of the Company this 27th day of July, 2012.

ENERGIZER HOLDINGS, INC.

By:	/s/ Peter Conrad

Name:	Peter Conrad

Title:	Vice President, Human Resources

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